Exhibit 99.1
DIGITAL ANGEL SECURES $4 MILLION REVOLVING CREDIT FACILITY
SO. ST. PAUL, MN — September 1, 2010 — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that its subsidiary Destron Fearing Corporation has entered into a new $4 million revolving credit facility with TCI Business Capital, Inc. (“TCI”), based in Burnsville, MN.
The new facility matures on August 31, 2012, and provides Destron Fearing the ability to borrow, from time to time, an amount equal to the lesser of the amount of availability under the borrowing base and $4.0 million. Further details on the credit facility will be provided in a Form 8-K filing.
Founded in 1994 TCI specializes in innovative financing solutions for small and mid-size companies across the United States.
This new facility replaces the $6.0 million revolving facility the company had with Kallina Corporation, an affiliate of Laurus Funds, which matured on August 31, 2010.
About Destron Fearing and Digital Angel
Destron Fearing is a subsidiary of Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.destronfearing.com and www.digitalangel.com.
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the transaction and its impact on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on April 1, 2010, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
Contact:
KCSA Strategic Communications
Todd Fromer / Rob Fink
212-896-1206
digitalangel@kcsa.com
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